Exhibit 99.3


                             INSTRUCTIONS FOR USE OF

                                 TENGASCO, INC.

                               RIGHTS CERTIFICATES
                          ----------------------------

            CONSULT MELLON INVESTOR SERVICES LLC, YOUR BANK OR BROKER
                               AS TO ANY QUESTIONS

     The following instructions relate to a rights offering (the "Rights Offering") by Tengasco, Inc., a Tennessee corporation (the "Company"), to the holders of its common stock, par value $0.001 per share ("Common Stock"), as described in Tengasco, Inc.'s prospectus, dated January, 2004 (the "Prospectus"). Holders of record of Common Stock at the close of business on __________, 2004 (the "Record Date") will receive one non-transferable subscription right (the "Subscription Rights") for each share of Common Stock held by them as of the close of business on the Record Date, with each Subscription Right representing the right to purchase three shares of Common Stock. An aggregate of 12,100,000 Subscription Rights exercisable to purchase an aggregate of 36,300,000 shares of Common Stock are being distributed in connection with the Rights Offering. Each Subscription Right is exercisable, upon payment of $0.25 (the "Subscription Price") per share purchased, to purchase three shares of Common Stock for an aggregate Subscription Price of $0.75 for each Subscription Right (the "Basic Subscription Privilege"). In addition, subject to the allocation described below, each Subscription Right also carries the right to subscribe at the Subscription Price per share for additional unsubscribed shares equal to the percentage of shares purchased by you under the Basic Subscription Privilege, as compared to the total number of shares purchased by all shareholders, including you, who are exercising their oversubscription privilege (the "Oversubscription Privilege") (subject to proration). See "The Rights Offering" in the Prospectus.

     No fractional Subscription Rights or cash in lieu thereof will be issued or paid. The total number of Subscription Rights issued to each shareholder will be rounded down to the next lowest full Subscription Right.

     The Subscription Rights will expire at 5:00 p.m., New York City time, on __________, 2004 (as it may be extended, the "Expiration Date").

     You are entitled to one Subscription Right for each share of Common Stock you own as of the Record Date. You should indicate your wishes with regard to the exercise of your Subscription Rights by completing the appropriate section on the back of your Rights Certificate and returning the Rights Certificate to the Subscription Agent in the envelope provided.

     THE SUBSCRIPTION AGENT MUST RECEIVE YOUR COMPLETED RIGHTS CERTIFICATE ON OR BEFORE THE EXPIRATION DATE. IN ADDITION, THE SUBSCRIPTION AGENT MUST RECEIVE PAYMENT OF THE SUBSCRIPTION PRICE, INCLUDING FINAL CLEARANCE OF ANY CHECKS, FOR ALL SUBSCRIPTION RIGHTS EXERCISED ON OR BEFORE THE EXPIRATION DATE. ONCE A HOLDER OF SUBSCRIPTION RIGHTS HAS EXERCISED THE SUBSCRIPTION PRIVILEGE SUCH EXERCISE MAY NOT BE REVOKED.

        1. Subscription Privileges. To exercise Subscription Rights, properly complete and execute your Rights Certificate and send it, together with payment in full of the Subscription Price for each share of Common Stock subscribed for pursuant to the Subscription Privilege to the Subscription Agent. Delivery of the Rights Certificate must be made by mail, by hand delivery or by overnight delivery. FACSIMILE DELIVERY OF THE RIGHTS CERTIFICATE WILL NOT BE ACCEPTED AND WILL NOT CONSTITUTE VALID DELIVERY. All payments must be made in United States dollars by (a) check or bank draft (cashier's check) drawn on a U.S. bank or money order payable to Mellon Investor Services LLC (acting on behalf of Mellon bank N.A. as Subscription Agent) or (b) wire transfer of immediately available funds to the account maintained by the Subscription Agent for such purpose at [JP Morgan Chase, ABA 021-000-021, New York NY, account no. 323-885489, Mellon Investor Services Control FBO Tengasco, Inc., F/C 601570179, Attn.: Evelyn O'Connor, telephone no. 201-296-4515]. The Subscription Price will be deemed to have been received by the Subscription Agent under the conditions described in the paragraph below entitled Acceptance of Payments.

        Banks, brokers and other nominee holders of Subscription Rights who exercise the Subscription Privilege on behalf of beneficial owners of Subscription Rights will be required to certify to the Subscription Agent and to the Company as to the aggregate number of Subscription Rights that have been exercised by each beneficial owner of Subscription Rights on whose behalf such nominee holder is acting.

        Acceptance of Payments. Payments will be deemed to have been received by the Subscription Agent only upon (a) the clearance of any uncertified check, (b) the receipt by the Subscription Agent of any certified check or bank draft (cashier's check) drawn on a U.S. bank, money order or (c) immediately available funds transferred through a wire transfer. IF PAYING BY UNCERTIFIED PERSONAL CHECK, PLEASE NOTE THAT THE FUNDS PAID THEREBY MAY TAKE AT LEAST FIVE BUSINESS DAYS TO CLEAR FOLLOWING RECEIPT BY THE SUBSCRIPTION AGENT. ACCORDINGLY, HOLDERS OF SUBSCRIPTION RIGHTS WHO WISH TO PAY THE SUBSCRIPTION PRICE BY MEANS OF UNCERTIFIED PERSONAL CHECKS ARE URGED TO MAKE PAYMENT SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE TO ENSURE THAT THE SUBSCRIPTION AGENT RECEIVES CLEARED PAYMENT BY SUCH DATE. YOU ARE URGED TO CONSIDER PAYMENT BY MEANS OF A CERTIFIED CHECK, BANK DRAFT (CASHIER'S CHECK) OR MONEY ORDER.

        Contacting the Subscription Agent. The address, telephone and facsimile numbers of the Subscription Agent are as follows:

By Mail:                                  Facsimile Transmission              By Hand:
Mellon Bank, N.A.                         (eligible institutions only):       Mellon Bank, N.A.
c/o Mellon Investor Services LLC          (201) 296-4293                      c/o Mellon Investor Services LLC
Post Office Box 3301                      To confirm receipt of facsimile     120 Broadway, 13th Floor
Hackensack, NJ 07606                      only:                               New York, NY 10271
Attn:  Reorganization Department          (201) 296-4860                      Attn:  Reorganization Department

                            If by Overnight Courier:
                                Mellon Bank, N.A.
                        c/o Mellon Investor Services LLC
                     85 Challenger Road - Mail Drop - Reorg
                            Ridgefield Park, NJ 07660
                         Attn: Reorganization Department

        The address and telephone number of Mellon Investor Services LLC for inquiries, information or requests for additional documentation is as follows:

                            44 Wall Street, 7th Floor
                               New York, NY 10005
                                 (888) 566-9477
                        (banks and brokers call collect)

        The Subscription Agent must receive the Rights Certificate and payment of the estimated subscription price on or before the Expiration Date. Deposit in the mail will not constitute delivery to the Subscription Agent. The Subscription Agent has discretion to refuse to accept any improperly completed or unexecuted rights certificate.

        No Subscription Rights Amount; Effect of Over and Underpayments. If you have not indicated the number of Subscription Rights being exercised, or if you do not deliver the dollar amount sufficient to purchase the number of shares of Common Stock subscribed for, you will be deemed to have exercised the Subscription Privilege with respect to the maximum number of whole Subscription Rights which may be exercised for the Subscription Price payment you deliver. To the extent that the dollar amount you deliver exceeds the product of the Subscription Price multiplied by the number of Subscription Rights evidenced by the Rights Certificate you deliver (such excess being the "Subscription Excess"), any excess amount will be returned to you.

          2. Delivery of Stock Certificates. The following deliveries and payments to you will be made to the address shown on the face of your Rights Certificate unless you provide instructions to the contrary on the reverse side of your Rights Certificate.

             (a) Basic Subscription Privilege. As soon as practicable after the valid exercise of Subscription Rights and the Expiration Date, the Subscription Agent will mail to each exercising Subscription Rights holder certificates representing shares of Common Stock purchased pursuant to the Basic Subscription Privilege.

             (b) Oversubscription Privilege. As soon as practicable after the Expiration Date and after all prorations and adjustments contemplated by the terms of the Rights Offering have been effected, the Subscription Agent will mail to each Subscription Rights holder who validly exercises the Oversubscription Privilege the number of certificates represents shares of Common Stock allocated to such Subscription Rights holder pursuant to the Oversubscription Privilege. See "The Rights Offering" in the Prospectus.

             (c) Excess Payments. As soon as practicable after the Expiration Date and after all prorations and adjustments contemplated by the terms of the Rights Offering have been effected, the Subscription Agent will mail to each Subscription Rights holder promptly any excess funds received (without interest or deduction) in payment of the Subscription Price for shares of Common Stock that are subscribed for but not allocated to such Subscription Rights holder pursuant to the Subscription Privilege.

        3. To Have a Rights Certificate Divided into Smaller Denominations. To have a Rights Certificate divided into certificates for smaller numbers of Subscription Rights, send your Rights Certificate, together with complete instructions (including specification of the whole number of Subscription Rights you wish to be evidenced by each new Rights Certificate) signed by you, to the Subscription Agent, allowing a sufficient amount of time for new Rights Certificates to be issued and returned so that they can be used prior to the Expiration Date. Alternatively, you may ask a bank or broker to effect such actions on your behalf. As a result of delays in the mail, the time of the transmittal, the necessary processing time and other factors, you may not receive such new Rights Certificates in time to enable you to complete an exercise by the Expiration Date. Neither the Company nor the Subscription Agent will be liable to you for any such delays.

        4. Execution.

           (a) Execution by Registered Holder. The signature on the Rights Certificate must correspond with the name of the registered holder exactly as it appears on the face of the Rights Certificate without any alteration or change whatsoever. Persons who sign the Rights Certificate in a representative or other fiduciary capacity must indicate their capacity when signing and, unless waived by the Subscription Agent in its sole and absolute discretion, must present to the Subscription Agent satisfactory evidence of their authority so to act.

           (b) Execution by Person Other than Registered Holder. If the Rights Certificate is executed by a person other than the holder named on the face of the Rights Certificate, proper evidence of authority of the person executing the Rights Certificate must accompany the same unless the Subscription Agent, in its discretion, dispenses with proof of authority.

        5. Method of Delivery. The method of delivery of Rights Certificates and the payment of the Subscription Price to the Subscription Agent will be at the election and risk of the Subscription Rights holder. If sent by mail, it is recommended that they be sent by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the Subscription Agent prior to the Expiration Date.

        6. Special Provisions Relating to the Delivery of Subscription Rights through Depository Facility Participants. In the case of holders of Subscription Rights that are held of record through The Depository Trust Company ("DTC"), exercises of the Subscription Privilege may be effected by instructing DTC to transfer Subscription Rights (such Subscription Rights, "Depository Rights") from the DTC account of such holder to the DTC account of the Subscription Agent, together with payment of the Subscription Price for each share of Common Stock subscribed for pursuant to the Subscription Privilege.